                                                                    EXHIBIT 10.1





                           PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN



                             100 COLLEGE ROAD, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

                                    AS SELLER


                                       AND


                             NEW VALLEY CORPORATION,
                             A DELAWARE CORPORATION

                                  AS PURCHASER



                                    PROPERTY:

                      100/150 COLLEGE ROAD OFFICE BUILDINGS
                            100/150 COLLEGE ROAD WEST
                           PRINCETON, NEW JERSEY 08540




                          DATED AS OF NOVEMBER 27, 2002















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                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") dated as of the 27th day of November, 2002, is made by and between 100 COLLEGE ROAD, LLC, a Delaware limited liability company ("SELLER") with an office at 1980 Post Oak Boulevard, Suite 1600, Houston, Texas 77056 and NEW VALLEY CORPORATION, a Delaware corporation ("PURCHASER"), with an office at 100 S.E. Second Street, 32nd Floor, Miama, Florida 33131.

                                R E C I T A L S :
                                - - - - - - - -

         Seller desires to sell those two (2) certain tracts of improved real property commonly known as the 100 College Road Office Building located at 100 College Road West, Princeton, Plainsboro Township, Middlesex County, New Jersey 08540 (the "100 COLLEGE ROAD BUILDING") and the 150 College Road Office Building located at 150 College Road West, Princeton, Plainsboro Township, Middlesex County, New Jersey 08540 (the "150 COLLEGE ROAD BUILDING"), along with all related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property (the 100 College Road Building and the 150 College Road Building are collectively referred to herein as the "BUILDINGS").

         NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.       THE PROPERTY.

         1.1 DESCRIPTION. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, the "PROPERTY"):

                  (a) That certain land ("100 COLLEGE ROAD LAND") located in Princeton, Plainsboro Township, Middlesex County, New Jersey and more specifically described in EXHIBIT A-1 attached hereto and that certain land ("150 COLLEGE ROAD LAND") located in Princeton, Plainsboro Township, Middlesex County, New Jersey and more specifically described in EXHIBIT A-2 attached hereto (the 100 College Road Land and the 150 College Road Land are collectively referred to herein as the "LAND");

                  (b) The 100 College Road Building, parking areas, if any, all other improvements, and fixtures now and at the Closing (as hereinafter defined) situated on the 100 College Road Land (the "100 COLLEGE ROAD IMPROVEMENTS") and the 150 College Road Building, parking areas, if any, all other improvements, and fixtures now and at the Closing situated on the 150 College Road Land (the "150 COLLEGE ROAD IMPROVEMENTS") (the 100 College Road Improvements and the 150 College Road Improvements are collectively referred to herein as the "IMPROVEMENTS");




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                  (c) All furniture, personal property, machinery, systems,
apparatus, and equipment and other personal property owned by Seller and DLM Leasing, LLC and currently and at the Closing used in the operation, repair and maintenance of the Land and the Improvements and situated thereon (collectively, the "PERSONAL PROPERTY"), which Personal Property is listed on EXHIBIT B attached hereto. The Personal Property shall not include any personal property owned by Seller's property manager and located within Suite 150 of the 150 College Road Building. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of business;

                  (d) All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land and the Improvements, if any;

                  (e) Any street or road abutting the Land to the center lines thereof;

                  (f) Those certain space leases, licenses and occupancy agreements in effect on the date of this Agreement which are identified on the Schedule of Leases attached hereto as EXHIBIT C, and any new space leases entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or the Improvements (collectively, "LEASES"), and any security deposits (in the form of cash or letters of credit or otherwise) actually held by Seller (or Seller's mortgagee) as of the Closing with respect to any such Leases;

                  (g) All intangible personal property owned by Seller and used or useful in connection with the Land, the Improvements and/or the Personal Property including, without limitation, any trademarks, trade names and copyrights, plans and specifications prepared in connection with the construction of the Improvements, certificates of occupancy and any other certificates of operation, floor plans, booklets and manuals relating to the operation of the Improvements and the Personal Property, advertising materials, contract rights, licenses and permits now and at the Closing in effect with respect to the Improvements and the Personal Property (collectively, the "INTANGIBLE PERSONAL PROPERTY"), to the extent such Intangible Personal Property may be assignable or otherwise transferable by law;

                  (h) Subject to Section 3.4, all assignable contracts and agreements relating to the operation, repair or maintenance of the Land, the Improvements or the Personal Property the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined);

                  (i) Assignable warranties and guaranties issued in connection with the Improvements or the Personal Property; and

                  (j) All transferable consents, applications, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or the Improvements (collectively, "APPROVALS").

         1.2 "AS-IS" PURCHASE. Except for the representations and warranties expressly set forth in this Agreement, the Property is being sold in an "AS IS" condition and "WITH ALL FAULTS" as of the date of this Agreement and, subject to reasonable wear and tear, as of the Closing Date. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof, including, without limitation, (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, (iii) geological conditions, including, without limitation, subsurface conditions, (iv) drainage,
(v) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or the sufficiency of any undershoring, (vi) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric,
(vii) zoning to which the Property or any portion thereof may be subject, (viii) usages of adjoining property, (ix) access to the Property or any portion thereof, (x) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, (xi) the existence or non-existence of underground storage tanks, (xii) tax consequences or (xiii) the merchantability of the Property or fitness of the Property for any particular purpose. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement, other than the Confidentiality and Inspection Agreement (as hereinafter defined) referred to in Section 3.1 hereof, and the Exhibits attached hereto, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity heretofore and hereafter afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits attached hereto. Except for the representations and warranties expressly set forth in this Agreement, Seller makes no representations or warranties as to whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. Further, to the extent that Seller has provided or hereafter may provide to Purchaser information from any inspection, engineering or environmental reports concerning asbestos, dieldrin or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports, except for the representations and warranties expressly set forth in this Agreement. Purchaser acknowledges that Seller has requested Purchaser to inspect fully the Property and investigate all matters relevant thereto and, except for the representations and warranties expressly set forth in this Agreement, to rely solely upon the results of Purchaser's own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been

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provided by Seller to Purchaser. The risk that adverse physical and environmental conditions may not have been revealed or discovered and may not be discoverable by such investigations shall be upon and with Purchaser. Purchaser hereby waives and releases Seller from any present or future claims arising from or relating to the presence or alleged presence of asbestos, dieldrin or harmful or toxic substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) any federal, state or local statute, law, rule, regulation, ordinance, code, guide, written policy, directive and rule of common law in effect applicable to the Property and in each case as amended, and any judicial or administrative order, consent decree or judgment, relating to (x) the environment or natural resources, (y) any petroleum or petroleum products, radioactive materials, asbestos in any form, dieldrin, polycholorinated biphenyls, and, to the extent only it exists at levels considered hazardous to human health, radon gas or (z) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", hazardous waste", "hazardous materials", "extremely hazardous substances", "toxic substances", "toxic pollutants", "contaminants" or "pollutants" under any applicable environmental laws including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; Solid Waste Disposal Act, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 7401 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq., and the regulations promulgated pursuant thereto and any state and local counterparts or substantial equivalents thereof, (ii) this Agreement or (iii) the common law. Purchaser acknowledges that the Purchase Price (as hereinafter defined) reflects the "as-is" nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser has fully reviewed the disclaimers and waivers set forth in this Agreement with its counsel and understands the significance and effect thereof. The terms and provisions of this Section 1.2 shall survive the Closing or any termination of this Agreement.

         1.3 AGREEMENT TO CONVEY. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by special or limited warranty deed and title to the Personal Property, by bill of sale, with warranty as to the title and without warranty as to the condition of such personalty.

2.       PRICE AND PAYMENT.

         2.1. PURCHASE PRICE. The purchase price for the Property ("PURCHASE PRICE") is FIFTY-FOUR MILLION AND/NO DOLLARS ($54,000,000.00). The parties acknowledge and agree that no portion of the Purchase Price is for or allocated to the Personal Property.

         2.2. PAYMENT. Payment of the Purchase Price is to be made as follows:

                  (a) Within two (2) business days after the Effective Date (as hereinafter defined), Purchaser shall deliver an earnest money deposit of ONE MILLION AND/NO DOLLARS ($1,000,000.00) (the "DEPOSIT") by wire transfer of Federal funds credited to the account of First American Title Insurance Company, 633 Third Avenue, New York, New York 10017, Attention: Jeffrey S. Mitzner (the "LEAD TITLE COMPANY"). Lead Title Company and any other title company which is co-insuring title to the Property are collectively referred to herein as the "TITLE COMPANY". The Deposit will be placed and held in escrow by Lead Title Company in an interest-bearing account at a mutually acceptable banking institution. All interest earned on the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at the Closing. As used herein , the term

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"EFFECTIVE DATE" shall mean the date that this Agreement is executed and exchanged by Seller and Purchaser (or their counsel), as identified on the signature page of this Agreement. Notwithstanding anything else contained herein to the contrary, Purchaser shall have the right to substitute another title company as "Lead Title Company" by providing written notice of such substitution to Seller prior to December 1, 2002; provided, however, such substitute title company must be acceptable to Seller, in Seller's reasonable discretion. Upon Seller's approval of such substitute title company, the substitute title company shall assume, in writing, all of the obligations and duties of Lead Title Company under this Agreement and the existing Lead Title Company shall then transfer the Deposit to such substitute title company, which funds shall be held by such substitute title company in accordance with the terms and provisions of this Agreement.

                  (b) At the Closing, the Purchaser shall pay to Seller the balance of the Purchase Price (the "BALANCE OF THE PURCHASE PRICE") and Lead Title Company shall pay to Seller the Deposit, which collectively shall be subject to adjustments as provided herein, such payments to be made to a bank account designated in writing at least two (2) business days prior to Closing by Seller by wire transfer of Federal funds.

         2.3. CLOSING. Payment of the Purchase Price and the closing hereunder (the "CLOSING") will take place pursuant to a "New York style" closing in escrow at the offices of the Title Company at 10:00 a.m. E.S.T. on or before December 16, 2002; provided, however, Purchaser shall have the right to extend such date until December 20, 2002 by delivering written notice of such extension to Seller on or before December 12, 2002 (the aforesaid date, or such other agreed date, being referred to in this Agreement as the "CLOSING DATE"). Buyer and Seller shall use reasonable efforts to close this transaction at the earliest possible date, but in any event prior to December 16, 2002 and Seller and Buyer shall cooperate in all reasonable respects in order to accomplish an earlier closing.

3.       INSPECTIONS AND APPROVALS.

         3.1. INSPECTIONS. (a) Pursuant to the Confidentiality and Inspection Agreement, a copy of which is attached hereto as EXHIBIT D, previously entered into by Seller and Purchaser (the "CONFIDENTIALITY AND INSPECTION AGREEMENT"), Seller has allowed and will continue to allow Purchaser and the Representatives (as defined in the Confidentiality and Inspection Agreement) reasonable access to the Property (during business hours) for purposes of physical engineering inspection ("ENGINEERING INSPECTION") or environmental inspection ("ENVIRONMENTAL INSPECTION") of the Property (including an inspection of the Property for the presence of lead-based paint or lead-based paint hazards) in accordance with the terms of the Confidentiality and Inspection Agreement. Purchaser shall continue to have the right to continue its review of the Evaluation Materials (as defined in the Confidentiality and Inspection Agreement) as provided in the Confidentiality and Inspection Agreement.

                  (b) Except for the representations and warranties expressly set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of the Evaluation Materials (E.G., that the Evaluation Materials are complete, accurate or the final version thereof, or that all similar Evaluation Materials are in Seller's possession). It is the

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parties' express understanding and agreement that the Evaluation Materials are provided only for Purchaser's convenience in making its own examination and determination as to whether it wishes to purchase the Property, and, in doing so, except for the representations and warranties expressly set forth in this Agreement, Purchaser has relied exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on the Evaluation Materials in connection with its inspection and agrees that, except for the representations and warranties expressly set forth in this Agreement, it shall rely solely on its own independently developed or verified information.

         3.2. ENVIRONMENTAL REPORTS/STUDIES. Prior to or contemporaneously with execution of this Agreement, Seller has caused to be delivered to Purchaser the environmental reports/studies identified on EXHIBIT E attached hereto (collectively, the "ENVIRONMENTAL REPORTS").

         3.3. TITLE AND SURVEY. Prior to the execution of this Agreement, Seller has caused to be delivered to Purchaser (i) a commitment for title insurance ("TITLE COMMITMENT") for an owner's title insurance policy insuring Seller's interest in the Land and the Improvements, together with copies of all items shown as exceptions to title therein, issued by the Lead Title Company and identified as Commitment No. ST02-34657 a copy of which Title Commitment (excluding copies of all items shown as exceptions therein) is attached hereto as EXHIBIT F, (ii) a survey ("100 COLLEGE ROAD SURVEY") of the 100 College Road Land dated September 7, 1999, last updated May 3, 2001, prepared by Copeland Surveying, Inc. and (iii) a survey ("150 COLLEGE ROAD SURVEY") of the 150 College Road Land dated January 5, 2002, last updated February 5, 2002, prepared by Schoor DePalma (the 100 College Road Survey and the 150 College Road Survey are collectively referred to herein as the "SURVEYS"). By its execution of this Agreement, Purchaser acknowledges and agrees that Purchaser shall take title to the Property subject to the matters (the "PERMITTED ENCUMBRANCES") shown on EXHIBIT G attached hereto.

         3.4 CONTRACTS. On or before December 6, 2002, Purchaser shall notify Seller in writing if Purchaser elects not to assume at the Closing any of the terminable service, maintenance, supply or other contracts relating to the operation of the Property which are identified on EXHIBIT H attached hereto. Seller shall give notice of termination of such disapproved contract(s); PROVIDED, if by the terms of the disapproved contract(s) Seller has no right to terminate same on or prior to the Closing, or if any fee or other compensation is due by the terms of the disapproved contract(s) as a result of such termination, Purchaser shall be required at the Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay or to reimburse Seller for the payment of the termination related charge. Without limiting the generality of the foregoing, Purchaser shall, subject to the proration adjustments set forth in Section 6.3 below, be required to assume the contracts relating to the operation of the Property which are identified on EXHIBIT I attached hereto and in the event Purchaser after the Closing terminates any such contract it shall pay any compensation payable under or in respect of any such contract. The provisions of this Section 3.4 shall survive the Closing.



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         3.5 INTENTIONALLY DELETED.

         3.6 CONFIDENTIALITY. Unless Seller otherwise agrees in writing, Purchaser agrees that all information regarding the Property of whatsoever nature made available to it by Seller or its agents or representatives ("PROPRIETARY INFORMATION") is confidential and shall be governed by the terms of the Confidentiality and Inspection Agreement. Purchaser acknowledges and agrees that the terms of the Confidentiality and Inspection Agreement shall survive (to the extent specifically and expressly provided in the Confidentiality and Inspection Agreement) any termination of this Agreement.

4.       PRIOR TO CLOSING.

         Until the Closing, Seller shall:

                  4.1. INSURANCE. Keep the Property insured against fire and other hazards covered by an all risk policy and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property at the same levels currently in effect.

                  4.2. OPERATION. Operate and maintain the Property in a good and businesslike manner and substantially in accordance with Seller's past and current practices with respect to the Property, and make any and all repairs and replacements reasonably required to deliver the Property to Purchaser at the Closing in its condition as of the date of this Agreement, normal wear and tear excepted, provided that in the event of any loss or damage to the Property, Seller's obligation to Purchaser to repair the Property shall be as provided in
Section 7 hereof.

                  4.3. NEW CONTRACTS. Enter into only those third party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days' written notice without premium or penalty. If Seller enters into any such contract, it shall promptly provide written notice and a copy thereof to Purchaser and unless Purchaser, within seven (7) days after receipt thereof, notifies Seller in writing of its intention to assume such contract, it shall be treated as a contract disapproved by Purchaser under Section 3.4 hereof.

                  4.4. NEW LEASES. Continue the present rental program and efforts at the Property to rent vacant space, provided that: (a) except for the pending lease amendment with Novo Nordisk Pharmaceuticals, Inc. (the "NOVO AMENDMENT") and the pending lease termination with Broadbeam Corporation (the "BROADBEAM TERMINATION"), both as identified on EXHIBIT J attached hereto, after the Effective Date, Seller will not execute any new space leases, occupancy agreements or licenses or amend, terminate or accept the surrender of any existing tenancies or approve any space sub-leases without the prior written consent of Purchaser, which consent may be withheld by Purchaser, in Purchaser's sole discretion, except that the Seller is authorized to accept the termination of leases, occupancy agreements and licenses at the end of their existing terms; and (b) at Closing, Purchaser shall reimburse Seller for $18,716.81 of the leasing commissions paid by Seller in connection with the Novo Amendment. Seller

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shall retain the right to receive the payment of the termination fee payable by
Broadbeam Corporation in connection with the Broadbeam Termination. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within two (2) business days after its receipt of written request for such consent shall be deemed to constitute Purchaser's withholding of consent.

         4.5. FIRE SUPPRESSION SYSTEM. Use its diligent efforts to obtain written confirmation from Novo Nordisk Pharmaceuticals, Inc. ("NOVO") that the existing violation identified on EXHIBIT N attached hereto with regard to the non-compliance of the fire suppression system located within Novo's leased premises is the responsibility of Novo as tenant under its Lease.

5.       REPRESENTATIONS AND WARRANTIES; BROKERAGE; CONDITIONS PRECEDENT.

         5.1. BY SELLER. Seller represents and warrants to Purchaser that:

                  (a) ORGANIZATION AND AUTHORIZATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly authorized to do business in the State of New Jersey has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its limited liability company agreement, nor contravene any judgment, order, decree, writ or injunction, or any provision of any existing law or regulation or other agreement by which Seller is bound.

                  (b) VALIDITY AND ENFORCEABILITY. Assuming that this Agreement constitutes a legal, valid and binding obligation of Purchaser, this Agreement constitutes, and all documents executed by Seller hereunder or in connection herewith will each constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, covenants and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally, and except as may be limited by applicable laws, general equitable principles or judicial decisions which may qualify, limit or preclude certain rights, remedies or provisions contained in this Agreement and/or any documents executed by Seller hereunder.

                  (c) CONSENTS AND APPROVALS. No consent, approval, authorization, license or order of, registration or filing with, or notice to, any governmental entity or any other person is necessary to be obtained, made or given by Seller in connection with the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby.

                  (d) LEGAL PROCEEDINGS. Except as may be specifically disclosed in the Evaluation Materials and referred to on EXHIBIT K attached hereto, there is no action, suit, claim, proceeding or other investigation pending, or to the actual knowledge of Seller, threatened against Seller before any court, other governmental entity or arbitrator that affects any portion of the Property or that would otherwise affect the ability of Seller to perform its obligations under this Agreement.

                  (e) BANKRUPTCY. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

                  (f) RENT ROLL. To Seller's knowledge, all information set forth on the rent rolls attached hereto as EXHIBIT L is true and correct in all material respects as of its date.

                  (g) LEASES. To Seller's knowledge, there are no leases, licenses, tenancies, subleases, subtenancies or occupancy agreements of kind of any space in the Property except as set forth on the list of Leases attached hereto as EXHIBIT C. Seller has furnished true, correct and complete copies of all of the Leases and modifications and amendments thereof to Purchaser.

                  (h) OPERATING STATEMENTS. To Seller's knowledge, the operating statements for the Property for calendar years 2001 and year-to-date 2002, copies of which are attached hereto as EXHIBIT M, are true, correct and complete in all material respects.

                  (i) ENVIRONMENTAL. The Environmental Reports listed on EXHIBIT E are all of the environmental reports in Seller's possession or control relating to the Property. Seller has no knowledge of any condition at the Property which would constitute a violation of Environmental Laws (as hereinafter defined) related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Environmental Reports and the Evaluation Materials.

                  (j) WITHHOLDING OBLIGATION. Seller's sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

                  (k) VIOLATIONS. To Seller's knowledge, except as set forth on EXHIBIT N attached hereto, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property and Seller has no knowledge of any condition at the Property which would constitute a violation of any federal, state or local law relating to the use or operation of the Property.

                  (l) CONDEMNATION. There are no condemnation proceedings pending against the Property or any portion thereof, and Seller has not received written notice of any threatened condemnation of all or any part of the Property.

                  (m) NON-FOREIGN PERSON. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  (n) All of the Leases are in force and effect.

                  (o) EXHIBIT O attached hereto sets forth the insurance coverage currently maintained by Seller with respect to the Property.

                  (p) There is no property assessment appeal proceeding pending for a reduction of the real estate taxes assessed against the Property.

                  (q) To Seller's knowledge, Seller has not received any written notice that any of the certificates of occupancy issued in connection with the ownership, use and occupancy of the Property has been suspended or revoked.

                  (r) The only written agreements for the payment of leasing brokerage commissions in connection with the Leases are listed on EXHIBIT P attached hereto (the "BROKERAGE AGREEMENTS"). To Seller's knowledge, Seller has delivered to Purchaser true and correct copies of the Brokerage Agreements. All leasing commissions payable by Seller, as the landlord under the Leases, with respect to the current lease terms under the Leases have been fully paid by Seller; provided, however, to the extent the Novo Amendment is executed prior to Closing, the leasing commissions due with respect to the Novo Amendment shall not be due and payable until the effective date of the Novo Amendment.

                  (s) The Personal Property is owned by Seller or DLM Leasing, LLC, as the case may be, free and clear of any conditional bills of sale, chattel mortgages, security agreements, pledge agreements, financing statements or other security interests, and any liens or encumbrances of any kind, except for those financing statements and security interests of Fleet Bank, which are to be released as of the Closing.

                  (t) To Seller's knowledge, Seller has not received written notice of any general or special assessment against the Property for public improvements constructed prior to the date hereof, except such as have heretofore been paid.

                  (u) Seller does not have any employees and Seller is not a party to any union contracts affecting the Property, other than the janitorial contract with Allan Industries.

                  (v) To Seller's knowledge, no person, firm or entity has any right of first refusal or any other preferential right to acquire the Property or any part thereof, other than the purchase right of The Trustees of Princeton University (the "TRUSTEES") as set forth in the Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions of the Initial Village South Parcel (Block 3, Lot 1.61) and the Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions of the Village South Parcel II (Block 3, Lot 1.62), which purchase right has been waived by The Trustees as to this transaction pursuant to that certain letter from Seller to the Trustees dated October 3, 2002.

         5.2. BY PURCHASER. Purchaser represents and warrants to Seller that:

                  (a) ORGANIZATION AND AUTHORIZATION. Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the laws of such State, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of any of its constitutive documents; nor violate any other agreement by which Purchaser is bound; nor contravene any judgment, decree, writ or injunction, or any provision of any exiting law or regulation. Purchaser is acting as principal in this transaction with authority to close the transaction.

                  (b) BANKRUPTCY. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

                  (c) VALIDITY AND ENFORCEABILITY. Assuming that this Agreement constitutes a legal, valid and binding obligation of Seller, this Agreement constitutes, and all documents executed by Purchaser hereunder or in connection herewith will each constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, covenants and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally, and except as may be limited by applicable laws, general equitable principles or judicial decisions which may qualify, limit or preclude certain rights, remedies or provisions contained in this Agreement and/or any documents executed by Purchaser hereunder.

                  (d) CONSENTS AND APPROVALS. No consent, approval, authorization, license or order of, registration or filing (other than the press release or public disclosure contemplated under Section 11.8) with, or notice to, any governmental entity or any other person is necessary to be obtained, made or given by Purchaser in connection with the execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby.

                  (e) LEGAL PROCEEDINGS. Except as may be specifically disclosed herein, there is no action, suit, claim, proceeding or other investigation pending, or to the actual knowledge of Purchaser, threatened against Purchaser before any court, other governmental entity or arbitrator that would affect the ability of Purchaser to perform its obligations under this Agreement.

                  (f) SOPHISTICATION OF PURCHASER. Purchaser has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

All of the representations, warranties and agreements of Purchaser set forth in this Agreement will survive the Closing. The acceptance of the Deed by Purchaser shall be deemed an acknowledgement by Purchaser that Seller has fully performed, discharged and complied with all of Seller's obligations, representations, warranties, covenants and agreements hereunder, that Seller is discharged therefrom and that Seller shall have no further liability with respect thereof, except for (i) the post-closing adjustments, if any required by Section 6.3 hereof and (ii) those, if any, which are herein specifically stated in this Agreement to survive the Closing.

         5.3. BROKERAGE. Seller, on the one hand, and Purchaser, on the other hand, represent to the other that it has had no dealings, negotiations, or consultations with any broker, finder, representative, agent or other intermediary except Crimson Financial Services, LLC ("CRIMSON") and Cushman & Wakefield ("C&W") in connection with this Agreement or the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. Seller agrees to pay any fee, brokerage commission or other compensation due to Crimson and C&W pursuant to a separate agreement between Seller, Crimson and C&W. The provisions of this Section 5.3 shall survive the termination of this Agreement or the Closing.

         5.4. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Seller's obligations hereunder are subject to the satisfaction of the following conditions precedent which may be waived in whole or in part by Seller:

                  (a) Purchaser shall have paid the Balance of the Purchase Price pursuant to the terms hereof.

                  (b) Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required of the Purchaser pursuant to Section 9.2 hereof, and Purchaser shall have performed in all material respects the material covenants and obligations required to be performed by Purchaser under this Agreement through the Closing Date.

                  (c) All of Purchaser's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except where such representations and warranties were expressly meant to be true as of an earlier date).

         5.5. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Purchaser's obligations hereunder are subject to the satisfaction of the following conditions precedent which may be waived in whole or in part by Purchaser:

                  (a) Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required of the Seller pursuant to Section 9.1 hereof, and Seller shall have performed in all material respects the material covenants and obligations required to be performed by Seller under this Agreement through the Closing Date.

                  (b) All of Seller's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except where such representations and warranties were expressly meant to be true as of an earlier date).

6.       COSTS AND PRORATIONS.

         6.1. PURCHASER'S COSTS. Purchaser will pay the following costs of closing this transaction:

                  (a) the fees and disbursements of its counsel, mortgage broker, inspecting architect, engineer and environmental consultant, if any, and any other party retained by Purchaser;

                  (b) any sales or use taxes relating to the transfer of personal property to Purchaser;

                  (c) the cost of an ALTA owner's title insurance policy (and any commitment relating thereto) and any mortgagee's title insurance policy, issued in connection with this transaction, whether pursuant to the Title Commitments or otherwise including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Seller hereunder;

                  (d) the costs of any survey work or changes or additions to the Surveys requested by Purchaser to the extent the survey work or the Surveys made available by the Seller are not acceptable to the Purchaser, and/or the costs of any new survey desired by Purchaser;

                  (e) $18,716.81 of the leasing commissions payable by Seller in connection with the Novo Amendment pursuant to Section 4.4(b) above;

                  (f) any other expense(s) incurred by Purchaser or its representatives in inspecting or evaluating the Property or closing this transaction; and

                  (g) all other charges customarily paid by purchasers in the jurisdiction where the Property is located, except to the extent Seller is obligated in Section 6.2 hereof to pay such charges.

         6.2. SELLER'S COSTS. Seller will pay the following costs of closing this transaction:

                  (a) transfer, stamp or documentary tax(es) or similar conveyance fees;

                  (b) the fees and disbursements of its counsel;

                  (c) the fee to Crimson and C&W to the extent any such fee is payable pursuant to Seller's separate agreements with Crimson and C&W;and

                  (d) all other charges customarily paid by sellers in the jurisdiction where the Property is located, except to the extent Purchaser is obligated in Section 6.1 hereof to pay such charges.

         6.3. APPORTIONMENTS. (a) The following are to be apportioned between Seller and Purchaser as of 11:59 p.m. E.S.T. on the date immediately preceding the Closing Date (except as otherwise expressly provided below) and the net amount thereof shall (a) if owed to Seller, be paid by Purchaser to Seller or
(b) if owed to Purchaser, be credited by Seller against the Balance of the Purchase Price, as the case may be, at the Closing:

                  (i) real property taxes; provided that if, on the Closing Date, the Land and/or the Building or any part thereof shall be affected by any real property taxes or other assessments which are payable in installments, then installments payable prior to the Closing Date shall be paid by Seller (subject to apportionment as provided for herein), and installments payable after the Closing Date shall be paid by Purchaser (subject to apportionment as provided herein) and provided further that any assessment which can be paid by either a single lump sum payment or in installments shall be deemed payable in installments;

                  (iii)    water rates and charges;

                  (iv)     sewer taxes and rents;

                  (v)      vault taxes or fees;

                  (vi) charges and payments under any service, maintenance, supply or other contracts entered into by Seller which Purchaser has elected to assume as provided in
                           Section 3.4;

                  (vii) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if rights thereunder with respect thereto are transferable to Purchaser;

                  (viii) electricity, fuel, steam and all other utilities (with credit to Seller by Purchaser for the amount of any assignable deposits, together with any interest earned thereon and not previously paid to Seller with respect to the period prior to the Closing, with utility companies which shall not be refunded to Seller on or after the Closing and which shall benefit Purchaser);

                  (ix) brokerage commission obligations in respect of the Leases, which obligations shall be apportioned and assigned in accordance with the terms of this Agreement; it being acknowledged and agreed by Seller and Purchaser that Section 4.4 provides that certain brokerage commission obligations shall be assumed by Purchaser even though such obligations have been incurred by Seller prior to the Closing Date;

                  (x) base rent, additional rent, license fees and other amounts due to landlord under the Leases (collectively, the "RENT"), on the basis that the portion of the Rent actually ---- received consisting of additional rent, escalation rent or license fees which are based on a percentage of revenue shall be apportioned on a calendar year or fiscal year basis (depending upon which is appropriate under each Lease) so that the amount thereof under any of the Leases to which Seller shall be entitled shall be an amount which bears the same ratio to the base rent, additional rent and escalation rents due thereunder for the current period as the number of days in said period which shall have elapsed prior to the Closing Date bears to the total number of days in said period (E.G., if the current period for which such additional and escalation rents are ---- to be paid runs from January 1, 2002 through December 31, 2002, Seller shall be entitled to the number of days from and including January 1, 2002 to the Closing Date, divided by 365 and multiplied by the total additional and escalation rents due for such period);

                  (xi) itemized supplies on hand in unopened cartons, at Seller's cost plus applicable sales taxes, but in no event in excess of $5,000; and

                  (xii) all other items customarily apportioned in connection with sales of similar properties similarly located.

                  (b) If the Closing Date shall occur before the real property taxes, water rates and charges and sewer taxes and rents are finally fixed, the apportionments thereof made at the Closing shall be upon the basis of the tax or water rates for the preceding year applied to the latest assessed valuation, but after the real property taxes, water rates and charges and sewer taxes and rents are finally fixed, Seller and Purchaser shall promptly make a recalculation of the apportionment of same, and Seller or Purchaser, as the case may be, shall thereafter promptly make an appropriate payment to (or at the direction of) the other based on such recalculation.

                  (c) If water meters are located on the Property, Seller shall furnish readings to a date not more than fifteen (15) days prior to the Closing Date, and the unfixed water rates and charges, sewer taxes and rent, if any, based thereon for the intervening time, shall, subject to post-closing adjustment, be apportioned on the basis of such last readings.

                  (d) Seller shall furnish a final reading of all master utility meters (including steam, gas, oil, electricity and water and any derivative sewer charges based on meters) to a date not more than fifteen (15) days prior to the Closing Date. Purchaser shall execute a notice to each of such utility companies substantially in the form of EXHIBIT Q attached hereto, advising such utility companies of the termination of Seller's responsibility for such charges for utilities furnished to the Property from and after the Closing Date. If a bill is obtained from any of such utility companies before the Closing Date, Seller shall pay such bill on or before the Closing and deliver proof of payment thereof to Purchaser. If such bill shall not have been obtained before the Closing, Seller shall pay all such utility, water and sewer charges which relate solely to the period prior to the Closing Date and Purchaser shall pay all such utility, water and sewer charges which relate solely to the period on or after the Closing Date. Any bill which shall be rendered after the Closing and covers a period both before and after the Closing Date shall be apportioned between Purchaser and Seller as of the Closing Date as herein provided, but such bill shall be paid by Purchaser. Seller shall be entitled to the return of any deposit(s) posted with any utility company (unless credited as provided above).

                  (e) The value of any fuel oil owned by Seller and available to the Buildings on the date as of which adjustments shall be made, shall be adjusted at the cost price thereof to Seller, as reflected in Seller's last bill, plus tax. The amount of fuel oil is to be estimated in writing by the fuel company presently supplying fuel to the Buildings, as of the Closing Date.

                  (f) If, after the Closing Date, Seller receives any Rent not specifically designated as being for any period prior to the Closing Date, Seller shall forthwith remit to Purchaser the amount of such Rent less any amounts to which Seller shall be entitled as hereinafter provided. If, after the Closing Date, Seller receives Rent which is specifically designated as being for any period prior to the Closing Date, Seller shall be entitled to retain therefrom such past-due or accrued Rent with respect to the period prior to the Closing Date for which Seller has not received a credit therefor at the Closing and Seller shall forthwith remit to Purchaser any remaining portion of such payments. If, after the Closing Date, Purchaser receives Rent which is not specifically designated as being for any period subsequent to the Closing Date, such Rent shall first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full and Seller shall remit to Purchaser within thirty (30) days after receipt any remaining portion of such Rent that is due to Seller. Nothing herein contained shall preclude Seller from asserting separate and independent non-possessory claims against any Tenants including, but not limited to, the institution of such non-possessory actions or proceedings as Seller shall deem necessary or advisable for the purpose of collecting such past-due Rent not credited to Seller at the Closing, the right (but not the obligation) to do any of which is hereby reserved by Seller.

                  (g) Subject to the provisions of this Section 6.3, to the extent that Rent cannot be determined on the Closing Date, or is collected after the Closing Date for any period prior thereto, the amount of such Rent for the period ending on the Closing Date, and all accountings showing the calculations thereof, shall be paid and furnished to Seller by Purchaser, or to Purchaser by Seller, as the case may be, as and when received after the Closing Date, PROVIDED, HOWEVER, the amount of such Rent and such accountings shall not be paid and so furnished more often than monthly and provided further that the parties agree that a final payment and accounting shall occur no later than on the one (1) year anniversary of the Closing Date.

                  (h) At the Closing, Purchaser shall receive a credit against the Balance of the Purchase Price in the aggregate amount of the cash Security Deposits and any interest required to be paid thereon, if any.

                  (i) If there are any liens or encumbrances which Seller is obligated to pay and discharge pursuant to the terms of this Agreement, Seller may use any remaining portion of the Balance of the Purchase Price to satisfy the same, provided that Seller, at the Closing, delivers to Purchaser instruments in recordable form and sufficient to satisfy of record such liens and encumbrances, together with a check for the cost of recording or filing such instruments, and/or directs Purchaser, at least five (5) business days prior to the Closing, to deposit with the Lead Title Company and any co-insurer at the Closing such amount of money as may be sufficient to induce the Lead Title Company to omit same as an exception to title to the Property. Purchaser, if request is made at least five (5) business days prior to the Closing, agrees to provide Seller at the Closing with available funds, in an aggregate amount not exceeding the sum of (i) the Balance of the Purchase Price (less the aggregate amount of any credits against the Balance of the Purchase Price provided for herein) and (ii) any other amounts due by Purchaser to Seller pursuant to this Agreement, to facilitate the satisfaction of any of the aforesaid taxes, assessments, water rates and charges, sewer taxes and rents, liens and encumbrances.

                  (k) Notwithstanding anything contained herein to the contrary, if there are any other item(s) to be apportioned in accordance with this Section
6.3 which Seller is obligated to pay pursuant to the terms of this Agreement, Seller may use any remaining portion of the Balance of the Purchase Price to satisfy the same, provided that Seller, at the Closing, delivers to Purchaser official bills therefor, with interest and penalties thereon, if any.

                  (l) In the event any portion of the tenant improvement allowance (the "AMERICAN-RE ALLOWANCE") payable to American Re-Insurance Company ("AMERICAN-RE") under the terms of the Lease Agreement by and between Seller and American-Re, as identified on the schedule of Leases attached hereto as EXHIBIT C and made a part hereof for all purposes, has not been fully advanced by Seller to American-Re on or prior to Closing, then Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the unadvanced portion of the American-Re Allowance.

                  (m) Except as is otherwise specifically provided herein, the customs and prevailing practice for similar transactions in the jurisdiction where the Property is located shall apply to the apportionments and other matters herein mentioned. The parties hereto agree that any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery. The provisions of this Section 6.3 shall survive the Closing.

         6.4. PURPOSE AND INTENT. Except as expressly provided herein, the purpose and intent as to the provisions of this Agreement relating to prorations, adjustments and apportionments is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7.       DAMAGE, DESTRUCTION OR CONDEMNATION.

         7.1. CASUALTY. The risk of any loss or damage to the Property prior to the Closing Date shall remain upon Seller. If, prior to the Closing, all or any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall give written notice thereof promptly to Purchaser. If, as a result of such damage or destruction, either (i) fifteen percent (15%) or more of the net rentable area of the Buildings is rendered untenantable or (ii) any portion of the Property having a material and beneficial affect on the use of the Property (including ingress, egress and parking spaces) is substantially damaged or destroyed, Purchaser shall have the right to terminate this Agreement by giving written notice of its election to Seller within fourteen (14) days after receiving notice of such destruction. If Purchaser fails to give such written termination notice within such fourteen
(14) day period, or if prior to the Closing, less than fifteen percent (15%) of the net rentable area of the Buildings is rendered untenantable and no portion of the Property having a material and beneficial affect on the use of the Property (including ingress, egress and parking spaces) is substantially damaged or destroyed, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser at the Closing the physical damage proceeds of any insurance policies payable to Seller, up to the amount of the Purchase Price, and Purchaser shall receive as a credit against the Purchase Price the amount of any deductibles under the policies of insurance covering such loss or damage, and except for such credit, there shall be no reduction in the Purchase Price.

         7.2. CONDEMNATION. If between the date of this Agreement and the Closing Date, either (i) fifteen percent (15%) or more of the net rentable area of the Buildings or (ii) any portion of the Property having a material and beneficial affect on the use of Property (including ingress, egress and parking spaces) is taken by any governmental entity as a result of the exercise of the power of eminent domain, Seller shall give written notice thereof promptly to Purchaser, and Purchaser, at its election, may terminate this Agreement by giving written notice of its election to Seller within fourteen (14) days after receiving notice of such taking. If Purchaser fails to give such written termination notice within such fourteen (14) day period, or if prior to the Closing, less than fifteen percent (15%) of the net rentable area of the Buildings and no portion of the Property having a material and beneficial affect on the use of the Property (including ingress, egress and parking spaces) is taken as aforesaid, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser Seller's portion of any condemnation award up to the amount of the Purchase Price, less any reasonable attorney's fees, if any, and out of pocket expenses incurred by Seller in connection with the recovery of such condemnation award.

         7.3. RESTORATION. After the Effective Date, Seller shall not settle any insurance or condemnation claim or commence or perform any work to restore the Property in connection with any casualty or condemnation without obtaining the prior written consent of Purchaser as to such settlement and/or restoration.

         7.4. TERMINATION AND RETURN OF DEPOSIT. If Purchaser elects to terminate this Agreement pursuant to this Section 7, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and all rights and obligations of Seller and Purchaser hereunder (except those set forth in this Agreement which expressly survive a termination of this Agreement) shall terminate immediately.

8. NOTICES. Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by Federal Express, or similar overnight express service, or when delivered by facsimile transmission with written acknowledgment of receipt, in any case addressed to the parties at their respective addresses referenced below:

         If to Seller:                 c/o Patrinely Group, LLC
                                       1980 Post Oak Boulevard, Suite 1600
                                       Houston, Texas  77056
                                       Attention:  C. Dean Patrinely
                                       Fax:  (713) 840-2705

         With a copy to:               Patrinely Group, LLC
                                       7475 Wisconsin Avenue, Suite 1150
                                       Bethesda, Maryland  20814
                                       Attention:  William S. Glading
                                       Fax:  (301) 968-4001

         With a copy to:               Andrews & Kurth L.L.P.
                                       600 Travis, Suite 4200
                                       Houston, Texas  77002
                                       Attention:  Michael A. Boyd
                                       Fax:  (713) 238-7138

         If to Purchaser:              New Valley Corporation
                                       100 S.E. Second Street
                                       32nd Floor
                                       Miami, Florida  33131
                                       Attention:  Richard J. Lampen
                                       Fax:  (305) 579-8009

         With a copy to:               New Valley Corporation
                                       712 Fifth Avenue
                                       52nd Floor
                                       New York, New York  10019
                                       Attention:  Bennett P. Borko
                                       Fax:  (212) 409-2869

         With a copy to:               Fischbeino Badilloo Wagnero Harding
                                       909 Third Avenue, 17th Floor
                                       New York, New York  10022
                                       Attention:  Gerald N. Schrager, P.C.,
                                                   of counsel
                                       Fax:  (212) 755-3447

         If to Lead Title Company:     First American Title Insurance Company
                                       633 Third Avenue
                                       New, York  10017
                                       Attention:  Jeffrey S. Mitzner
                                       Fax:  (212) 331-1514
or, in each case, to such other address as either party may from time to time designate by giving notice in writing to the other party. Telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

9.       CLOSING MATTERS.

         9.1. SELLER'S DELIVERIES. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each duly executed and, as applicable, acknowledged:

                  (a) a special or limited warranty deed to the Property in the form attached hereto as EXHIBIT R.

                  (b) a bill of sale in the form attached hereto as EXHIBIT S conveying the Personal Property.

                  (c) the Leases described in Section 1.1(f) which are still in effect as of the Closing and any new leases entered into pursuant to Section 4.4; all cash security deposits delivered by Tenants pursuant to the terms of Leases (to be transferred as provided in Section 6.3(h)) together with any interest payable thereon and which have not been applied in accordance with the terms of the Leases; the letter of credit in the initial amount of $1,298,572.60 (the "PHYSIOME LC"), issued by Citibank North America, Inc. in connection with the Lease with Physiome Sciences, Inc. (the "PHYSIOME LEASE"), which has not been applied in accordance with the terms of the Leases; PROVIDED, HOWEVER, that Seller shall be responsible for any fees or other costs associated with the transfer of the Physiome LC; any advance rentals previously delivered by any Tenants; and an assignment of the Leases, deposits, and prepaid rents by way of an assignment and assumption in the form attached hereto as EXHIBIT T. Seller shall take all necessary action to transfer the Physiome LC to Purchaser as of the Closing Date; provided, however, if the transfer of the Physiome LC to Purchaser has not been completed by the Closing Date, then Seller shall escrow funds with the Title Company pursuant to an escrow agreement reasonably acceptable to Seller, Purchaser and the Title Company (the "PHYSIOME LC ESCROW"), which funds shall be in an amount equal to the then outstanding balance that may be drawn under the Physiome LC. Upon completion of the transfer of the Physiome LC to Purchaser, all funds held in the Physiome LC Escrow shall be immediately released to Seller. Seller shall, until the transfer documentation is duly issued (which issuance Purchaser and Seller agree to pursue diligently after the Closing) and delivered in favor of Purchaser or Purchaser's lender, as identified to Seller by December 6, 2002, take all reasonable action and use its reasonable and diligent efforts to cause Fleet Bank to take all reasonable action, as and if directed by Purchaser and without obligation to incur any expense which is not reimbursed or advanced by Purchaser, in connection with the presentment of such letters of credit for payment as permitted under the terms of the Physiome Lease, and in consideration of Seller's agreement as aforesaid, Purchaser shall indemnify and hold Seller harmless from any loss, claim, damage, liability or expense, including without limitation reasonable attorneys' fees, court costs and disbursements, arising out of or resulting from Seller's actions relating to such letter of credit after the Closing Date. The obligations set forth in this provision shall survive the Closing.

                  (d) estoppel certificates ("ESTOPPEL CERTIFICATES") dated not earlier than thirty (30) days prior to the Closing and substantially in the form attached hereto as EXHIBIT U, without material alterations thereto, executed by the following tenants (the "REQUIRED TENANTS"): (A) Novo Nordisk Pharmaceuticals, Inc., ZS Associates, Inc., Physiome Sciences, Inc., American Re-Insurance Company and Patrinely Group, LLC (each an "ANCHOR TENANT", and collectively, the "ANCHOR TENANTS") and (B) either Duane, Morris & Heckscher, LP or Broadbeam Corporation. It shall be a condition precedent to Purchaser's obligation to close that Seller provide the Estoppel Certificates as required under this section not later than the Closing Date; PROVIDED, HOWEVER, notwithstanding anything to the contrary contained in this Agreement (y) in the event Seller shall be unable to obtain an Estoppel Certificate from any Tenant, Purchaser may, at its option and in lieu of the Estoppel Certificate from any Tenant, require Seller to deliver to Purchaser at the Closing a certificate (a "SELLER'S CERTIFICATE") executed by Seller, certifying that the information set forth in the Estoppel Certificate prepared for such Tenant is true and correct in all material respects and (z) Seller's failure to provide any such Estoppel Certificate from the Required Tenants shall not be deemed a default hereunder and Purchaser's sole remedy shall be to terminate this Agreement upon written notice to Seller, in which event the Deposit shall be refunded to Purchaser and this Agreement shall be of no further force and effect (except for any provisions contained herein which survive expressly by their terms). Seller shall be released from any liability to Purchaser with respect to any Seller's Certificate delivered by Seller, upon the delivery to Purchaser of a properly completed Estoppel Certificate from the applicable Tenant for whom Seller has delivered such Seller's Certificate. Notwithstanding anything in this Agreement to the contrary, in the event that any Estoppel Certificate required to be delivered under this Agreement contains a material and adverse change from the form provided to the Tenant or discloses a material default by Seller under such Lease or a previously undisclosed material obligation of Seller (and Seller is unable, prior to the Closing Date, to get such estoppel certificate reissued without such change or disclosure), Purchaser, as its sole remedy, may terminate this Agreement by written notice to Seller, in which event the Deposit shall be refunded to Purchaser and this Agreement shall be of no further force and effect (except for any provisions of this Agreement that are expressly stated to survive any termination of this Agreement).

                  (e) copies of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the Closing Date; an assignment of such contracts to Purchaser, in the form attached hereto as EXHIBIT V; and notices to the contractors under such contracts, with respect to the assumption by Purchaser of all obligations thereunder, which notices Purchaser shall be obligated to deliver to the contractors.

                  (f) an assignment of all transferable warranties and guarantees then in effect, if any, with respect to the improvements located on the Property or any repairs or renovations to such improvements and Personal Property being conveyed hereunder, which assignment shall be in the form attached hereto as EXHIBIT W.

                  (g) an assignment and assumption of certain brokerage and listing agreements relating to the Leases and/or the Buildings which assignment and assumption agreement shall be in the form attached hereto as EXHIBIT X.

                  (h) current unpaid real estate tax, water and sewer bills.

                  (i) the books and records for the two (2) calendar years prior to the year in which the Closing occurs, and all books and records for the calendar year in which the Closing occurs, maintained at the Property or held by or for the account of Seller, together with all plans and specifications relating to the Property and lease applications, as available.

                  (j) an affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as EXHIBIT Y.

                  (k) a certificate of the member of Seller certifying the due authorization of the transaction contemplated by this Agreement, as well as any other evidence of authority and good standing as the Lead Title Company or any co-insurer shall reasonably require in order to issue the Title Policy hereunder.

                  (l) to the extent in possession, custody or control of Seller, all Intangible Personal Property, together with an assignment and assumption thereof substantially in the form of EXHIBIT Z attached hereto.

                  (m) notices to Tenants, including new notice addresses for the landlord and payment instructions, which notices Purchaser shall prepare and cause to be delivered to the Tenants, at Purchaser's sole cost and expense, as required by their respective Leases.

                  (n) notices to the utility companies, as provided in Section 6.3(d).

                  (o) a designation agreement (the "DESIGNATION AGREEMENT") in the form attached hereto as EXHIBIT AA.

                  (p) a property management agreement (the "PROPERTY MANAGEMENT AGREEMENT"), whereby Purchaser engages Crimson Corporate Services, LLC to manage the Property. The Property Management Agreement shall be in a form reasonably acceptable to both Seller and Purchaser. The Property Management Agreement shall provide for (i) a three percent (3%) management fee, and (ii) an obligation for Property Manager to carry a fidelity bond and O&E insurance in the amount of $1,000,000.

                  (q) transfer, stamp or documentary tax returns, as may be customary in the jurisdictions having authority over this transaction or otherwise required hereunder.

                  (r) all keys and/or access cards in Seller's possession to all entrance doors to, and any equipment and utility rooms located in, the Buildings.

                  (s) deliver to Purchaser a certificate executed by Seller updating the representations and warranties of Seller in Section 5.1; provided that, in the event that any representation or warranty of Seller set forth in
Section 5.1 hereof needs to be modified due to changes since the Effective Date, such certificate shall state that such representation or warranty is not, or no longer is, true and correct and shall explain the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in Section 5.1 which results from any change that both (i) occurs between the Effective Date and the Closing Date and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 5.5(b) hereof; if, despite such changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

                  (t) a closing statement setting forth all credits, adjustments and prorations made in accordance with the terms of this Agreement in form and content reasonably satisfactory to Purchaser and Seller (the "CLOSING STATEMENT").

                  (u) a letter addressed to and agreed to in writing by the Lead Title Company (the "ESCROW DISBURSEMENT LETTER") directing the Lead Title Company to hold in escrow and, upon satisfaction of the conditions set forth therein, to date and otherwise complete (where applicable) and deliver out of escrow, the Deed and other closing documents and to disburse the Deposits, the Balance of the Purchase Price (after credits, adjustments and prorations in accordance with Closing Statement), as well as any other payments as provided for in this Agreement.

                  (v) a letter in standard form from the New Jersey Department of Environmental Protection stating that the provisions of the Industrial Site Recovery Act ("ISRA") are not applicable to the Property, or evidence reasonably satisfactory to Purchaser of compliance with the provisions of ISRA.

                  (w) a rent roll for the Property (certified to Seller's knowledge) dated not earlier than seven (7) days before the Closing Date (in the same form as the Rent Roll attached as EXHIBIT L).

                  (x) evidence of the termination of the Equipment Lease dated June 28, 2002, by and between Seller, as lessee, and DLM Leasing, LLC, as lessee, together with evidence of the due exercise and consummation of the "Purchase Option (as defined therein).

                  (y) other documents and affidavits (including a "gap indemnity and hold harmless agreement" to the Title Company) as may reasonably be requested by Purchaser or Title Company for a transaction of this type.

                  (aa) a guaranty by Apollo Real Estate Investment Fund III, L.P. ("Apollo") and Crimson Capital, Ltd. ("Crimson"), in the form attached hereto as EXHIBIT BB, whereby such parties guaranty (i) payment of any post-closing reconciliations of income and operating expenses of the Property pursuant to Section 6.3 hereof and (ii) any post-closing obligations of Seller with respect to the representations and warranties of Seller contained in
Section 5.1 and Section 5.3; provided, however, that the aggregate liability of Apollo and Crimson under such guaranty for all post-Closing obligations shall be limited to Two Million Two Hundred Fifty Thousand and No/100 Dollars ($2,250,000.00).

                  (bb) a guaranty by Apollo, in the form attached hereto as EXHIBIT CC, whereby Apollo guarantees Seller's representations and warranties contained in Section 5.1(f) and Section 5.1(g).

         9.2. PURCHASER'S DELIVERIES. At the Closing, Purchaser shall deliver the following original documents, each duly executed and, as applicable, acknowledged:

                  (a) the Designation Agreement, the Property Management Agreement, all assignments and assumptions of any Leases, contracts, Personal Property, Intangible Personal Property, security deposits, brokerage and listing obligations and other assets and intangibles assigned to Purchaser hereunder.

                  (b) copies of any notices to Tenants, utility companies and contractors required pursuant to this Agreement.

                  (c) transfer, stamp or documentary tax returns as may be customary in the jurisdictions having authority over this transaction or otherwise required hereunder.

                  (d) The Closing Statement.

                  (e) The Escrow Disbursement Letter.

                  (f) such other documents as may reasonably be requested by Seller or Title Company for a transaction of this type.

         9.3. POSSESSION. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing.

         9.4. INSURANCE. Seller shall terminate its policies of insurance as of noon on the Closing Date and Purchaser shall be responsible for obtaining its own insurance thereafter.

         9.5. NOTICE LETTERS. Subsequent to and/or at the Closing, to the extent requested by Purchaser, Seller shall execute and deliver to Purchaser copies of form letters (prepared by Purchaser and reasonably approved by Seller) to contractors, any taxing authorities and any other parties serving the Property and not separately notified, advising them of the sale of the Property to Purchaser and directing to Purchaser all bills for the services provided to the Property on and after the Closing Date.

         9.6. LETTERS OF CREDIT. Seller has posted two (2) separate letters of credit with Plainsboro Township, New Jersey. The first letter of credit is Standby Letter of Credit No. RS 1339554 dated July 15, 2002 in the amount of $32,710.05 (the "MAINTENANCE LC"), which was posted in connection with a requisite two (2) year maintenance guaranty with regard to certain off-site improvements related to the Property and the roadways adjacent to the Property.

The second letter of credit is Standby Letter of Credit No. 1339556 dated July 15, 2002 in the amount of $712,735.28 (the "SITE LC"), which was posted in connection with the obligations associated with, inter alia, certain unfinished landscaping on the Property. The parties anticipate that, prior to Closing, the Township of Plainsboro will authorize a two-year maintenance guarantee in the form of a bond or letter of credit in the amount of $395,964.05 (the "REPLACEMENT LC") in lieu of the Site LC. At Closing, Purchaser shall substitute its own letter of credit or bond for the Maintenance LC; PROVIDED, HOWEVER, if Purchaser has not then substituted its own bond or letter of credit for the Maintenance LC, then Purchaser shall escrow $32,710.05 with the Title Company pursuant to an escrow agreement reasonably acceptable to Seller, Purchaser and the Title Company (the "MAINTENANCE LC ESCROW"). Upon Purchaser's substitution of its own bond or letter of credit for the Maintenance LC, and the return to Seller of the Maintenance LC, all funds held in the Maintenance LC Escrow shall be immediately released to Purchaser. If, prior to Closing, the Township of Plainsboro has not authorized the replacement of the Site LC solely upon tender of the Replacement LC, then Seller shall maintain the Site LC in place until such time as the Township of Plainsboro so authorizes such replacement. If, prior to Closing, the Township of Plainsboro has authorized the replacement of the Site LC solely upon the tender of the Replacement LC, then, at Closing, Purchaser shall provide its own letter of credit or bond for the Replacement LC. If, at Closing, Purchaser has not substituted its own Replacement LC for the Site LC, then Purchaser shall escrow $395,964.05 with the Title Company pursuant to an escrow agreement reasonably acceptable to Seller, Purchaser and the Title Company (the "REPLACEMENT LC ESCROW"). Upon Purchaser's substitution of its own Replacement LC for the Site LC, and the return to Seller of the Site LC, all funds held in the Replacement LC Escrow shall be immediately released to Purchaser. Purchaser and Seller shall cooperate and assist each other, in all reasonable respects, in promptly obtaining a release of the Maintenance LC and the Site LC or Replacement LC, as applicable, that have previously been posted with Plainsboro Township, New Jersey by Seller. Seller shall be solely responsible for completion of all conditions required by Plainsboro Township (other than Purchaser's tender of the Replacement LC) in order to allow the Site LC to be returned to Seller. After Closing, Purchaser shall be solely responsible for all obligations associated with the requirements imposed by Plainsboro Township, New Jersey related to the site improvement and landscaping maintenance obligations guaranteed by the Maintenance LC and the Replacement LC. The provisions of this Section 9.6 shall survive the Closing.

10.      DEFAULT; DEFECTS.

         10.1. PURCHASER DEFAULT. If Purchaser shall refuse or fail to purchase the Property as herein provided for any reason other than (i) a default by Seller, or (ii) any other provision of this Agreement which permits Purchaser to terminate this Agreement or otherwise relieves Purchaser of the obligation to acquire the Property, the Deposit shall be retained by Seller as liquidated damages as and for its sole and exclusive remedy, and both parties shall be relieved of and released from any further liability hereunder except for any obligation which is expressly provided in this Agreement to survive any termination of this Agreement. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Sellers as agreed upon liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

         10.2. SELLER DEFAULT. If Seller shall refuse or fail to convey the Property as herein provided for any reason other than (i) a material default by Purchaser, or (ii) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, Purchaser shall elect as its sole and exclusive remedy hereunder either to terminate the Agreement and recover the Deposit or to seek specific performance of Seller's obligations to convey the Property, provided that no such action in specific performance shall seek to require the Seller to:
(a) change the condition of the Property or restore the same after any fire or other casualty; (b) subject to Section 10.3 below, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on the Surveys; or (c) secure any permit, approval, or consent with respect to the Property or Seller's conveyance of the Property. Failure to file suit for specific performance within ninety (90) days after the scheduled Closing Date shall be deemed Purchaser's election to waive any right to sue for specific performance.

         10.3. DEFECTS. If, prior to the Closing, Seller discloses to Purchaser or Purchaser discovers that any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue, then Purchaser shall promptly give Seller written notice of its objection thereto. The parties acknowledge and agree that Seller shall have no obligation to cure any such objections of Purchaser. If Purchaser fails to waive the objection within two
(2) business days after notice from Seller that Seller is unable or unwilling to cure such objections by Purchaser, then this Agreement will terminate automatically and Seller shall promptly direct the Lead Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in material default hereunder, and neither party shall have any liability to the other except for Purchaser's indemnity obligations set forth in this Agreement and the Confidentiality and Inspection Agreement.

         10.4 Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that any inconsistency between (i) any representation or warranty by Seller in this Agreement or any certificate delivered at the Closing in connection therewith and (ii) the Evaluation Materials available for review by Purchaser or its representatives prior to the Closing, shall be controlled by the terms of such Evaluation Materials and that any inconsistency shall not constitute an objection to title or a breach by Seller of any representation or warranty made by Seller in this Agreement.

         10.5 Notwithstanding anything in this Agreement to the contrary, Purchaser may provide written notice (each a "TITLE NOTICE") to Seller on or before the Closing Date of any matters shown by updates (whether by current title searches, visual inspections or otherwise) of the Title Commitment and/or the Surveys (collectively, the "REVIEW MATERIALS") which materially deviate from the matters disclosed by the Review Materials and which are not otherwise a Permitted Encumbrance under this Agreement (each an "OBJECTION", and collectively, "OBJECTIONS") and which specify the reason such Objections are not satisfactory and the curative steps necessary to remove the Objections by the Closing Date; provided, however, the Title Notice must be delivered by Purchaser to Seller within five (5) Business Days after Purchaser becomes aware of such Objections. Prior to Closing, Seller shall use its good faith, diligent efforts to cure any Objections that (i) would prevent the current use and operation of the Property, (ii) would represent a claim of fee ownership of the Property, or
(iii) is a monetary lien (other than the Seller Mortgages) against the Property created by Seller; provided, however, Seller shall not be obligated to expend more than Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate to cure all of such Objections that meet the requirements set forth in items (i),
(ii) or (iii) above. Seller agrees, without the need for notice from Purchaser, that the Seller Mortgages will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the Balance of the Purchase Price otherwise payable to Seller. As used herein, the "SELLER MORTGAGES" shall mean the financing documents described in the Title Commitment and any other liens voluntarily created by Seller. Except as otherwise set forth in this Section 10.5, the parties acknowledge and agree that Seller shall have no other obligation to cure any Objections. In the event that Seller does not cure the Objections, Purchaser shall have the option, by written notice to Seller, to either (a) terminate this Agreement and recover the Deposit or (b) waive its disapproval of such Objections without any reduction to the Purchase Price; provided, however, if such Objections meet the requirements set forth in items (i), (ii) or (iii) above, then Purchaser shall be entitled to a reduction in the Purchase Price equal to Fifty Thousand and No/100 Dollars ($50,000.00) less any amounts actually expended by Seller in attempting to cure the Objections. For the purposes of this Agreement, any Objection shall be deemed cured if Lead Title Company and any co-insurer or another title company reasonably acceptable to Purchaser and authorized to do business in the jurisdiction where the Property is located will agree to issue an ALTA owner's title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such Objection and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium.

11.      MISCELLANEOUS.

         11.1. ENTIRE AGREEMENT. This Agreement, together with (i) the Exhibits attached hereto, all of which are incorporated by reference and (ii) the Confidentiality and Inspection Agreement are the entire agreement between the parties with respect to the subject matter thereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by the parties thereto.

         11.2. SEVERABILITY. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         11.3. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

         11.4. ASSIGNABILITY. Purchaser may not assign this Agreement without first obtaining Seller's written consent, which Seller shall grant or withhold in its sole discretion. Any assignment in contravention of this provision shall be void. No assignment, whether or not permitted, shall release the Purchaser herein named from any obligation or liability under this Agreement. The Purchaser herein named and any permitted assignee shall be jointly and severally liable for all such obligations and liabilities. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller's written consent to any assignment, Purchaser shall (i) notify Seller in writing of the proposed assignment; (ii) provide Seller with the name and address of the proposed assignee; (iii) provide Seller with financial information including financial statements of the proposed assignee; and (iv) provide Seller with a copy of the proposed assignment instrument. Notwithstanding the foregoing, Purchaser may assign this Agreement without the consent of Seller to a partnership of which Purchaser is the managing or sole general partner, or to any entity directly or indirectly controlled by, under common control with, or controlling Purchaser, provided (x) Purchaser gives Seller written notice of such assignment, (y) such assignment does not delay the Closing, and (z) such assignment shall not release the Purchaser named herein from its liabilities and obligations hereunder. For the purposes of the preceding sentence, the term "CONTROL" shall mean and refer to the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise, provided that the ownership of fifty percent (50%) or more of the equity interest of such entity shall be deemed to constitute "control" hereunder; and the terms "CONTROLLING" and "CONTROLLED" shall have the meanings correlative to the foregoing.

         11.5. SUCCESSORS BOUND. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and (and, in the case of Purchaser, permitted) assigns.

         11.6. INTENTIONALLY DELETED.

         11.7. WAIVER. The failure of either party to insist in any one or more instance upon the strict performance of any one or more of the obligations under this Agreement, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Agreement or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach or omission.

         11.8. NO PUBLIC DISCLOSURE. Purchaser shall make no public disclosure of the terms of this transaction without the prior written consent of Seller, and shall remain bound by the terms of the Confidentiality and Inspection Agreement. Notwithstanding anything else contained in this Agreement and/or the Confidentiality and Inspection Agreement, Purchaser may issue a press release or public disclosure; provided, however, the information contained in such press release and/or public disclosure relating to this transaction shall be limited to the following: (a) an identification of Seller and Purchaser, (b) a description of the identity, address, location and square footage contained within the Buildings, (c) the Purchase Price, and (d) a description of Purchaser's proposed acquisition financing, including, the right to file this Agreement as a part of any such press release or public disclosure. This provision shall not survive the Closing of the transaction contemplated hereunder.

         11.9. CAPTIONS. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

         11.10. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, disbursements and court costs from the other party.

         11.11. NO PARTNERSHIP. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

         11.12. TIME OF ESSENCE. Time is of the essence for all purposes of this Agreement.

         11.13. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

         11.14. RECORDATION. Except for any lis pendens filed by Purchaser in order to enforce the specific performance of Seller's obligations under this Contract, Purchaser and Seller agree not to record this Agreement or any memorandum hereof. To the extent that such filing is made in violation of this Agreement, Purchaser shall indemnify Seller against any damages incurred by Seller in connection therewith. The provisions of this Section 11.14 shall survive the termination of this Agreement.

         11.15. PROPER EXECUTION. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an offer, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Purchaser to Seller of this Agreement in unsigned form shall be deemed to be a submission solely for Seller's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an offer, and shall not confer any rights upon Seller or impose any obligations upon Purchaser irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Purchaser. The submission by Purchaser of this Agreement for execution by Seller and the actual execution and delivery thereof by Seller to Purchaser shall similarly have no binding force and effect on Purchaser unless and until Purchaser shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Seller. The use of telecopied signatures in place of original signatures on this Agreement is expressly allowed. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other parties will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

         11.16. ACTUAL KNOWLEDGE; RECEIVED WRITTEN NOTICE. (a) Whenever a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at the Closing pursuant to this Agreement, on the basis of the knowledge of Seller, or is qualified by Seller having received written notice, such representation, warranty or other statement is made with the exclusion of any facts disclosed in writing to or otherwise actually known by Purchaser, and is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation or duty thereof, of C. Dean Patrinely, Leonard J. O'Donnell, William S. Glading and Philip Benjamin, without attribution to such specific officers of facts and matters otherwise within the personal knowledge of any other officers or employees of Seller or third parties, including but not limited to tenants and property managers of the Property, and excluding, whether or not actually known by such specific officers, any matter actually known to Purchaser or its agents at the time of the Closing.

                  (b) Whenever a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at the Closing pursuant to this Agreement, on the basis of the actual of knowledge of Purchaser, or is qualified by Purchaser having received written notice, such representation, warranty or other statement is made with the exclusion of any facts disclosed in writing to or otherwise actually known by Seller, and is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation or duty thereof, of Bennett P. Borko, without attribution to such specific officers of facts and matters otherwise within the personal knowledge of any other officers or employees of Purchaser or third parties, and excluding, whether or not actually known by such specific officers, any matter actually known to Seller or its agents at the time of the Closing.

         11.17. INTENTIONALLY DELETED.

         11.18. SURVIVAL AND LIMITATION. Except and to the extent specifically set forth in this Agreement, no representation, warranty, covenant or other obligation under this Agreement shall survive the Closing or sooner termination of this Agreement. Notwithstanding the above, the representations and warranties of Seller set forth in Sections 5.1 and 5.3 shall survive the Closing, but written notification of any claim arising therefrom must be received by Seller within six (6) months after the Closing Date and an action shall have been commenced by Purchaser against Seller within one (1) year following Closing or such claim shall be forever barred and Seller shall have no liability with respect thereto. No claim for a breach of any representation or warranty of Seller set forth in this Agreement shall be actionable or payable if the breach in question results from or is based on a condition or state of facts actually known to Purchaser prior to Closing. The aggregate liability of Seller with



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

respect to all claims relating to Sections 5.1 and 5.3 hereof (other than Seller's obligation to pay Crimson and C&W as required under Section 5.3) shall not exceed Two Million Two Hundred Fifty Thousand and No/100 DOLLARS ($2,250,000.00).

         11.19. LIMITED LIABILITY OF SELLER. The liability of Seller for damages or otherwise shall be limited to Seller's equity interest in the Property and the net proceeds from the sale thereof (net of all expenses of Seller in connection with such sale). Seller shall have no personal liability beyond Seller's equity interest in the Property and the net proceeds from the sale thereof (net of all expenses of Seller in connection with such sale), and no other property or assets of Seller shall be subject to levy, execution or other enforcement procedure for the satisfaction of Purchaser's claims or any judgments or others against Seller. Notwithstanding anything to the contrary contained in this Agreement, Seller's shareholders, partners, directors, members, agents, attorneys and employees shall not have any liability whatsoever under this Agreement.

         11.20. INTENTIONALLY DELETED.

         11.21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.22. FURTHER ASSURANCES. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party or by Purchaser's lender to consummate the transaction contemplated by this Agreement, so long as the execution of such other documents or any such other action does not increase or decrease the liability of either party under the terms of this Agreement. The provisions of this Section 11.22 shall survive Closing.

         11.23. CALCULATION OF TIME PERIODS. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5:00 p.m., according to the time at the location of the Property.

         11.24. INCONSISTENCIES WITH CONFIDENTIALITY AND INSPECTION AGREEMENT. The terms of this Agreement shall control over any conflicts or inconsistencies between the terms of this Agreement and the terms of the Confidentiality and Inspection Agreement.

12. ESCROW PROVISIONS. The Deposit shall be held in escrow by Lead Title Company upon the following terms:

                  (a) The Deposit shall be deposited in a special interest-bearing commercial bank reasonably acceptable to both Purchaser and Seller or, at the request of Purchaser, may be invested by Lead Title Company in such interest-bearing notes, bonds, bills or other obligations as may from time to time be requested in writing by Purchaser, provided only that such notes, bonds, bills or other obligations are regularly traded on a recognized public securities market. All interest earned on the Deposit shall be the property of the party ultimately receiving payment of the Deposit and shall be paid to such party at the earlier to occur of (i) the Closing or (ii) the date upon which the Deposit is paid to Seller or Purchaser, as the case may be, in accordance with the terms of this Agreement.

                  (b) Lead Title Company shall deliver the Deposit (including interest earned thereon) to Seller or Purchaser, as the case may be, on the following conditions:

                  (i) to Seller, upon receipt of a notice signed by the parties hereto stating that the Closing has been consummated;

                  (ii) to Seller, upon receipt of demand therefor signed by Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement; PROVIDED, however, that Lead Title Company shall not honor such demand until at least fifteen (15) days after the date on which Lead Title Company shall have sent to Purchaser a copy of such demand, nor thereafter following such 15-day period if Lead Title Company shall have received a notice of objection, within such 15-day period, from Purchaser given in accordance with the provisions of Sections 12(c) and
                           (d) hereof;

                  (iii) to Purchaser, upon receipt of demand therefor signed by Purchaser stating that either Seller has defaulted in the performance of its obligations under this Agreement or that Purchaser is otherwise entitled to the refund of the Deposit pursuant to the terms of this Agreement; PROVIDED, HOWEVER, that Lead Title Company shall not honor such demand until at least fifteen (15) days after the date on which Lead Title Company shall have sent to Seller a copy of such demand, nor thereafter following such 15-day period if Lead Title Company shall have received a notice of objection, within such 15-day period, from Seller given in accordance with the provisions of Sections 12(c) and (d) hereof.

                  (c) Any notice to or demand upon Lead Title Company shall be in writing and shall be sufficient only if received by Lead Title Company within the applicable time periods set forth herein, if any. Notices to or demands upon Lead Title Company shall be (1) sent by overnight courier (with receipt requested), to Lead Title Company at the address set forth in Section 8 hereof or at such other address as Lead Title Company shall have last designated by notice to Seller and Purchaser, or (2) served personally upon Lead Title Company with receipt acknowledged in writing by Lead Title Company. Notices from Lead Title Company to Seller or Purchaser shall be (1) sent by overnight courier (with receipt requested) to their respective addresses set forth in Section 8 hereof or at such other address as the party in question shall have last designated by notice to Lead Title Company, or (2) served personally with receipt acknowledged in writing by the addressee.

                  (d) Upon receipt of a demand for the Deposit made by Seller or Purchaser pursuant to Section 12(b)(ii) or (iii), Lead Title Company shall promptly send a copy thereof to the other party hereto. Such other party shall have the right to object to the delivery of the Deposit by sending to Lead Title Company notice of objection within fifteen (15) days after the date on which Lead Title Company shall have sent such copy to such party, but not thereafter. Upon receipt of such notice of objection, Lead Title Company shall promptly send a copy thereof to the party who made the written demand.

                  (e) If (i) Lead Title Company shall have received a notice of objection as provided for in Section 12(d) hereof within the time therefor prescribed or (ii) any other disagreement or dispute shall arise between the parties hereto or any other persons resulting in adverse claims and demands being made for the Deposit, whether or not litigation has been instituted, then and in any such event Lead Title Company shall refuse to comply with any claims or demands on it, and shall continue to hold the Deposit until Lead Title Company receives either (x) a written notice signed by both parties hereto directing the disbursement of the Deposit or (y) a final order of a court of competent jurisdiction, entered in an action, suit or proceeding to which Seller and Purchaser are parties, directing the disbursement of the Deposit, in either of which events Lead Title Company shall then disburse the Deposit in accordance with such direction. Lead Title Company shall not be or become liable in any way or to any person for its refusal to comply with any such claims and demands unless and until it has received such direction. Upon compliance with such direction, Lead Title Company is hereby absolved of and released from any and all liability hereunder.

                  (f) Notwithstanding the foregoing, Lead Title Company may at any time, on notice to the parties, deposit the Deposit (together with any interest earned or accrued thereon) with a court of competent jurisdiction and, if desired by Lead Title Company, commence an impleader action against any party hereto not theretofore before such court or an interpleader action against both parties hereto. Upon the taking by Lead Title Company of any action described in this Section 12(f), Lead Title Company is hereby absolved of and released from any and all liability hereunder.

                  (g) Except as otherwise provided herein, the parties shall reimburse Lead Title Company in equal shares for all reasonable costs and expenses incurred in performing its duties as escrow holder including, but not limited to, reasonable attorneys' fees, disbursements and court costs, either paid to retained attorneys or in an amount representing the fair value of legal services rendered to itself, disbursements and court costs. Lead Title Company is acting hereunder as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it or any notice or demand given to it or for the form or execution of any such instrument, notice or demand, or for the identification, authority or rights of any person executing, depositing or giving the same or for the terms and conditions of any instrument pursuant to which the parties may act.

                  (h) Lead Title Company is acting solely as a stakeholder with respect to the Deposit. Lead Title Company shall not have any duties or responsibilities, except those set forth in this Section 12, and shall not incur any liability (i) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by Lead Title Company to be genuine and Lead Title Company may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so or (ii) in otherwise acting or failing to act under this Section 12 except in the case of Lead Title Company's bad faith. Seller and Purchaser each hereby release Lead Title Company from any act done or omitted to be done by Lead Title Company in good faith in the performance of its duties hereunder.

                  (i) Lead Title Company has executed this Agreement for the sole purpose of confirming its agreements contained in this Section 12.

                  (j) Seller's Federal tax identification number is 76-0615936. Purchaser's Federal tax identification number is 13-5482050.

                  (k) The provisions of this Section 12 shall survive the Closing or the termination of this Agreement.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date set forth above.

         SELLER:                     100 COLLEGE ROAD, LLC,
                                     a Delaware limited liability company


                                     By: /s/ C. DEAN PATRINELY
                                         --------------------------------------
                                               C. Dean Patrinely, President


         PURCHASER:                  NEW VALLEY CORPORATION,
                                     a Delaware corporation


                                     By: /s/ BENNETT P. BORKO
                                         --------------------------------------
                                              Bennett P. Borko,
                                              Assistant Secretary


         An original, fully executed copy of this Agreement, together with the Deposit, has been received by the Lead Title Company this 2nd day of December, 2002, and by execution hereof the Lead Title Company hereby covenants and agrees to be bound by the terms of Section 12 of this Agreement and hereby covenants and agrees to enter into a designation agreement in the form attached hereto as EXHIBIT AA.

                                     FIRST AMERICAN TITLE INSURANCE
                                     COMPANY


                                     By:  /s/ CHRISTOPHER W. BURDICK
                                          -------------------------------------
                                     Name:    CHRISTOPHER W. BURDICK
                                          -------------------------------------
                                     Its:     ASSISTANT VICE PRESIDENT
                                         --------------------------------------





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